FIRST AMENDMENT TO RIGHTS AGREEMENT


            AMENDMENT made and entered into as of the 24th day of June 1999 by and between General Housewares Corp., a Delaware corporation (the "Company") and First Chicago Trust Company of New York, a New York Corporation (the "Rights Agent"), under the Rights Agreement dated as of November 10, 1998, by and between the Company and the Rights Agent (the "Agreement").

            WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Agreement; and

            WHEREAS, pursuant to Section 27 of the Agreement, the Company may from time to time prior to the Distribution Date (as defined therein) supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and

            WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the Agreement.

            NOW THEREFORE, the Company and the Rights Agent hereby amend the Agreement as follows:

A. Paragraph (a) of Section 1 of the Agreement is hereby amended by deleting paragraph (a) in its entirety and substituting therefore a new paragraph (a) as follows:

            (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, (v) any such Person who has reported or is required to report such ownership (but less than 25%) on Schedule 13G under the Securities Exchange Act of 1934, as amended and in effect on the date of this Agreement (the "Exchange Act") (or any comparable or successor report) or on Schedule 13D under the Exchange Act (or any comparable or successor report) which
            Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such Schedule (other than the disposition of the Common Stock) and, within 10 Business Days of being requested by the Company to advise it regarding the same, certifies to the Company that such Person acquired shares of Common Stock in excess of 14.9% inadvertently or without knowledge of the terms of the Rights and who, together with all Affiliates and Associates, thereafter does not acquire additional shares of Common Stock while the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding; provided, however, that if the Person requested to so certify fails to do so within 10 Business Days, then such Person shall become an Acquiring Person immediately after such 10 Business Day Period or (vi) any Person who, on June 25, 1999, together with all Affiliates and Associates of such Person, is the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding (an "Existing 15% Holder"), if and so long as (1) such Existing 15% Holder, together with its Affiliates and Associates, continues to be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding and (2) neither such Existing 15% Holder nor any of its Affiliates or Associates is or becomes the Beneficial Owner of any additional shares of Common Stock or any other Person who is the Beneficial Owner of any shares of Common Stock does not become an Affiliate or Associate of such Existing 15% Holder. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Stock of the Company then outstanding, provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Stock of the Company then outstanding by reason of such an acquisition and shall, after such acquisition, become the Beneficial Owner of any additional Common Stock, then such Person shall be deemed to be an "Acquiring Person".

B. Paragraph (a) of Section 3 of the Agreement is hereby amended by deleting paragraph (a) in its entirety and substituting therefore a new paragraph (a) as follows:

            (a) Until the earlier of (i) the close of business on the tenth day after the Stock Acquisition Date (or, if the tenth day after the Stock Acquisition Date occurs before the Record Date, the close of business on the Record Date), or (ii) the close of business on the tenth Business Day (or such later date as the Board shall determine) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding (the earlier of (i) and (ii) being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company). As soon as practicable after the Distribution Date, the Rights Agent will send by first-class, insured, postage prepaid mail, to each record holder of the Common Stock as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more right certificates, in substantially the form of Exhibit A hereto (the "Rights Certificates"), evidencing one Right for each share of Common Stock so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to
            Section 11(p) hereof, at the time of distribution of the Rights Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates.

C. Paragraph (a)(ii) of Section 11 of the Agreement is hereby amended by deleting paragraph (a)(ii) in its entirety and substituting therefore a new paragraph (a)(ii) as follows:

            (ii) In the event that any Person shall, at any time after the Rights Dividend Declaration Date, become an Acquiring Person, unless the event causing such Person to become an Acquiring Person is a transaction set forth in Section 13(a) hereof, or is an acquisition of shares of Common Stock pursuant to a tender offer or an exchange offer for all outstanding shares of Common Stock at a price and on terms determined by at least a majority of the members of the Board of Directors who are not officers of the Company and who are not representatives, nominees, Affiliates or Associates of an Acquiring Person, after receiving advice from one or more investment banking firms, to be (a) at a price which is fair to stockholders (taking into account all factors which such members of the Board deem relevant including, without limitation, prices which could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value) and
            (b) otherwise in the best interests of the Company and its stockholders (hereinafter, a "Qualifying Offer"), then, promptly following the occurrence of any such event, proper provision shall be made so that each holder of a Right (except as provided below and in Section 7(e) hereof) shall thereafter have the right to receive, upon exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, in lieu of a number of one one-hundredths of a share of Preferred Stock, such number of shares of Common Stock of the Company as shall equal the result obtained by (x) multiplying the then current Purchase Price by the then number of one one-hundredths of a share of Preferred Stock for which a Right was exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event, and (y) dividing that product (which, following such first occurrence, shall thereafter be referred to as the "Purchase Price" for each Right and for all purposes of this Agreement) by 50% of the current market price (determined pursuant to Section 11(d) hereof) per share of Common Stock on the date of such first occurrence (such number of shares, the "Adjustment Shares").

D. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

E. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

F. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and affect.


            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.



Attest:                       GENERAL HOUSEWARES
                                   CORP.




By  /s/ Alex Lee                  By   /s/ Raymond J. Kulla
    -----------------                  -----------------------------
Name:  Alex Lee                   Name: Raymond J. Kulla
Title: Vice President             Title:  Vice President and General Counsel







Attest:                       FIRST CHICAGO TRUST COMPANY OF
                                  NEW YORK




By /s/ Angela M. Robson           By /s/ Tammie L. Marshall
   -----------------                 -----------------------------
Name: Angela M. Robson            Name: Tammie L. Marshall
Title: Administrator              Title: Assistant Vice President